Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-284567

SUPPLEMENT DATED MARCH 12, 2026 TO THE STATEMENT OF ADDITIONAL INFORMATION OF

AIP ALTERNATIVE LENDING FUND A, dated January 28, 2026 (the “Fund”)

Effective immediately, the section of the Fund’s Statement of Additional Information entitled “Control Persons and Principal Holders of Securities” is hereby deleted and replaced with the following:

As of December 31, 2025, Riverview Alternative Lending Fund (the “Cayman Feeder Fund”), a Limited Partnership existing under the laws of the Cayman Islands whose principal offices are located at 100 Front Street, Suite 400, West Conshohocken, PA 19428, owned approximately 34.70% of the Fund’s Shares, and the Feeder Fund, a Delaware statutory trust whose principal offices are located at 100 Front Street, Suite 400, West Conshohocken, PA 19428, owned approximately 37.80% of the Fund’s Shares. The Cayman Feeder Fund and the Feeder Fund thus may be deemed to control the Fund and may be in a position to control the outcome of voting on matters as to which Shareholders are entitled to vote. However, in the event of any Shareholder vote, each of the Cayman Feeder Fund and the Feeder Fund will “pass through” the vote to its own investors and will vote its Shares in accordance with the votes of its investors. JSS Alternative Lending Fund, whose principal offices are located at 17-21 Boulevard Joseph II, Luxembourg also owned approximately 7.19% of the Fund’s Shares.

As of December 31, 2025, the persons named above are the only persons owning of record or beneficially 5% or more of the outstanding Shares of the Fund.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.